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                                                                    Exhibit 99.1

                      BANKERS TRUST NEW YORK CORPORATION
________________________________________________________________________________
NEWS RELEASE

For Release:


                  RICHARD DANIEL TO JOIN BANKERS TRUST AS CFO

          New York, January 11, 1996 -- Richard H. Daniel, who has been chief financial officer of Freddie Mac, will join Bankers Trust New York Corporation and Bankers Trust Company as chief financial officer, it was announced today by Frank N. Newman, president and chief executive officer of Bankers Trust.

          Mr. Daniel will have responsibility for Bankers Trust's financial functions, reporting to Mr. Newman. He will be a member of Bankers Trust's Operating Committee and serve as vice chairman of the Asset and Liability Committee.

          "Dick Daniel will bring experience and judgment to Bankers Trust that will benefit our clients and shareholders and will be a great addition to our senior management team. I am delighted that he will once again be my colleague," said Mr. Newman, who worked with Mr. Daniel at both BankAmerica and Wells Fargo.

          Mr. Daniel will assume his new responsibilities in early February. Timothy T. Yates, who announced in June of last year his plans to retire as Bankers Trust's chief financial officer, will assist Mr. Daniel during a transition period. "We are sorry to see Tim leave the firm, but are fortunate to have someone of Dick's caliber as Tim's replacement," Mr. Newman said.

          "Bankers Trust is indeed fortunate that its chief financial officer responsibilities will continue to be in exceptionally competent hands," said Bankers Trust Chairman Charles S. Sanford, Jr. "Dick Daniel, like Tim Yates, has earned the respect of the financial community for his record as an astute and innovative financial executive. We are grateful for Tim's 24 years of dedicated service to Bankers Trust."

          Mr. Daniel has been chief financial officer of Freddie Mac since June of 1994, responsible for the firm's control, financial research, shareholder relations and corporate finance departments, as well as for asset and liability strategy for Freddie Mac's $520 billion mortgage business.

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          He was executive vice president and director of financial analysis and planning for BankAmerica Corporation from 1987 to 1994, and was earlier with the Fannie Mae, from 1983 to 1987, as senior vice president for mortgage-backed securities. He was with Wells Fargo Bank from 1973 to 1983, where his management responsibilities included head of mortgage lending operations.

          Mr. Daniel who is 49 years old, received an AB degree in economics from Harvard College and an MBA degree in finance from the Harvard Graduate School of Business Administration.


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     For additional information, contact Doug Kidd, Bankers Trust
     (212) 454-3532.